Exhibit 99.1

N E W S R E L E A S E

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG ANNOUNCES EXTENSION OF 10B5-1 PLAN TO FACILITATE SHARE REPURCHASES

BUFFALO, N.Y. — December 22, 2008 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced that it extended a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Commission (the “Company 10b5-1 Plan”) to facilitate the repurchase of its common stock. The Company has approximately 0.3 million shares available for repurchase as of December 22, 2008 under its outstanding repurchase authorizations.

“We are extending our 10b5-1 plan originally implemented during 2007 as it gives us the ability to repurchase shares during our self-imposed blackout periods prior to the announcement of quarterly results,” said CTG Chairman and Chief Executive Officer James R. Boldt. “We also believe CTG’s shares remain attractively valued.”

The plan is being administered by Boenning & Scattergood, Inc. and is effective from January 5, 2009 until the day following the Company’s release of its 2008 year end financial results. CTG adopted the initial 10b5-1 plan on April 5, 2007 to allow for the repurchase of shares during the time following the close of a quarter and the announcement of quarterly financial results when its self-imposed stock repurchase policy does not allow for the direct purchase of shares by the Company. Repurchases are subject to SEC regulations as well as certain price, market, volume and timing constraints specified in the plan. The plan does not require that any shares be purchased.

Backed by over 40 years’ experience, CTG provides IT solutions and services to help our clients use technology as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated offerings, best practices, and proprietary methodologies supported by an ISO 9001:2000-certified management system. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. CTG serves companies in several industries and is a leading provider of IT and business consulting solutions to the healthcare market. CTG posts news and other important information on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2007 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2007 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.